Exhibit 10.1
2022 Director Compensation Summary

Non-employee directors of PNM Resources, Inc. (the “Company”) receive their annual retainer in the form of cash and stock-based compensation as determined by the Company's Board of Directors (the “Board”). At the March 1, 2022 Board meeting, the Board approved the following changes to director compensation for 2022: increasing 1) the annual cash retainer from $$90,000 $95,000; 2) the market value of the annual award of restricted stock rights from $120,000 to $125,000; 3) the Lead Director fee from $25,000 to $30,000; 4) the Compensation Committee Chair retainer from $12,500 to $15,000; and 5) the Finance and Nominating Committee Chairs retainers from $10,000 to $12,500. Thus, the 2022 annual retainer for non-employee directors is as follows:

Annual Retainer:	An annual cash retainer of $95,000 paid in quarterly installments and restricted stock rights* with a grant date market value of $125,000 awarded on the date of the 2022 Annual Meeting of Shareholders
Lead Director Fee:	$30,000 paid in quarterly installments
Audit and Ethics Committee Chair Retainer:	$15,000 paid in quarterly installments
Compensation and Human Resources Committee Chair Retainer:	$15,000 paid in quarterly installments
Finance Committee Chair Retainer:	$12,500 paid in quarterly installments
Nominating and Governance Committee Chair Retainer:	$12,500 paid in quarterly installments
Supplemental Meeting Fees:	$1,500 payable for and after each meeting of a particular committee or the full Board, as the case may be, attended by a committee member or non-employee director, respectively, in excess of eight committee or full Board meetings annually

Directors are also reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board and Board committee meetings and director educational programs. Further, directors are indemnified by the Company to the fullest extent permitted by law pursuant to the Company’s bylaws and indemnification agreements between the Company and each director. No retirement or other benefit plans are available to directors.

* The amount of the annual award of restricted stock rights is determined by dividing $125,000 by the closing price of the Company’s stock on the New York Stock Exchange on the day of the grant. Restricted stock rights granted under the Company’s Performance Equity Plan vest on the first anniversary of the grant date, subject to vesting acceleration upon certain events, including disability. The directors may defer receipt of vested restricted stock rights granted on and after May 2018 to the earlier of (1) the five-year anniversary of termination of service with the Board or (2) a date certain or termination of service anniversary selected by the director. These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company's securities as specified in the Company’s Insider Trading Policy. As set forth under the Company’s Equity Compensation Awards Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period. The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period. The PEP limits the maximum amount of shares that may be granted to any non-employee director during any calendar year to no more than 15,000 shares.